Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2022 Financial Results

Quarterly Revenue Up 12% Year-Over-Year

Growth Investment Gaining Traction with New Contract Wins and Increase in Software Revenue

SAN DIEGO, CA – August 11, 2022 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help keep people safe, today announced financial results for the Company’s fiscal third quarter ended June 30, 2022.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, "Revenue in the fiscal third quarter increased by 12% year-over-year to $14.2 million. Software-as-a-service (SaaS) revenue from North America in the third quarter was 144% higher than Q4 of fiscal year 2021, the first full quarter that included Zonehaven, reflecting the momentum of our SaaS offerings. In the quarter, Zonehaven expanded into Colorado and Oregon and added another California county. Contracts for Genasys Emergency Management (GEM) services were signed in California, Georgia, Indiana, Kentucky, Missouri, New Jersey, New York, Oklahoma, Texas and Washington. Nine-month revenues from our mass notification hardware integrated with GEM software increased 425% to $8.4 million, compared with $1.6 million in the first nine months of fiscal 2021. GEM, IMNS and Zonehaven are proving to be excellent solutions for cross-selling and upselling as we continue to expand our geographic footprint with these products in North America and throughout the world. Revenue for the first nine months of the fiscal year was $38 million, up 19% from the first nine months of fiscal 2021. We finished the quarter with $30 million of backlog, an increase of $6.0 million sequentially.

“In fiscal year 2021, we made the strategic decision to invest globally in our SaaS critical communications platform to support our future growth. We continue to add personnel and other resources essential to executing our SaaS growth strategy. Importantly, the investments related to our growth initiatives continue to be self-funded. Cash flow provided by operating activities in the third quarter was $2.5 million, further strengthening our balance sheet with the capital to fund our growth investments."

Outlook

Mr. Danforth concluded, “Based on our $30.0 million quarter-end backlog and current supply chain visibility, we reaffirm our outlook for another year of record revenue."

Fiscal Third Quarter 2022 Financial Summary

Fiscal third quarter revenue was $14.2 million, an increase of 12%, compared with $12.6 million in the prior year, largely due to increased Integrated Mass Notification System (IMNS) and recurring software revenue, which was partially offset by decreases in Long Range Acoustic Device (LRAD) and professional services revenue.

Gross margin was 46.5%, a decrease of 440 basis points, compared with 50.9% in the third quarter of fiscal 2021. The decrease in gross margin percentage was largely due to higher costs of components in this year’s quarter.

Operating expenses were $7.2 million, up 22% from $5.9 million in the same period a year ago, due to a 15% increase in selling, general and administrative expenses, related to strategic growth spending to accelerate SaaS revenue, and a 52% increase in research and development spending, with a significant increase in SaaS development.

Net loss in the quarter was $0.6 million, or $(0.02) per diluted share, compared with net income of $0.3 million, or $0.01 per share, in the third quarter of fiscal 2021. The net loss was due to increased operating expenses as detailed above, partially offset by higher revenue.

Adjusted EBITDA was $0.4 million for the third quarter of fiscal 2022, compared with $1.4 million for the prior fiscal year period.

First Nine Months Financial Summary

Revenue for the first nine months of fiscal 2022 was $38.0 million, an increase of 19%, compared with $32.0 million in the same period last year.

Gross margin was 49.2%, up 100 basis points from the first nine months of fiscal 2021.

Operating expenses were $21.4 million, up from $15.0 million in the same period a year ago, due to a 35% increase in selling, general and administrative expenses related to strategic growth spending to accelerate SaaS revenue, and a 72% increase in research and development spending.

Net loss was $2.4 million, or $(0.07) per diluted share, compared with a net loss of $0.1 million, or $(0.00) per share, in the prior year period. The increased net loss was largely due to higher operating expenses as detailed above, partially offset by higher revenue.

Adjusted EBITDA was $0.8 million for the first nine months of fiscal 2022, compared with $2.3 million in the first nine months of fiscal 2021.

Cash, cash equivalents and marketable securities totaled $19.0 million on June 30, 2022, compared with $20.7 million on September 30, 2021. The change in cash was largely due to inventory investments that are expected to convert to revenue this fiscal year and the repurchase of $1.0 million in Company stock.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, backlog and bookings, which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the third quarter of fiscal year 2022 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (404) 267-0369. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/46160

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys® is a global provider of critical communications systems and solutions that help keep people safe. Genasys' unified multichannel platform empowers governments and businesses to deliver real-time geo-targeted alerts, notifications, instructions, and information before, during, and after public safety and enterprise threats.

The Company’s unified software-as-a-service and hardware platform includes Genasys Emergency Management (GEM), Zonehaven™ emergency evacuation resources, National Emergency Warning System (NEWS), Integrated Mass Notification System (IMNS), and LRAD® long-range communication systems.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland and critical infrastructure security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	June 30,
	2022	September 30,
	(unaudited)	2021

ASSETS
Current assets:
Cash and cash equivalents	$11,723	$13,167
Short-term marketable securities	5,270	5,686
Restricted cash	100	279
Accounts receivable, net	5,691	7,682
Inventories, net	8,806	6,416
Prepaid expenses and other	1,233	2,255
Total current assets	32,823	35,485
Long-term marketable securities	2,004	1,875
Long-term restricted cash	971	1,082
Deferred tax assets, net	8,408	8,039
Property and equipment, net	1,644	1,755
Goodwill	23,511	23,834
Intangible assets, net	11,098	12,804
Operating lease right of use asset	4,315	4,862
Prepaid expenses and other - noncurrent	337	392
Total assets	$85,111	$90,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,501	$2,160
Accrued liabilities	11,827	14,111
Notes payable, current portion	-	296
Operating lease liabilities, current portion	882	899
Total current liabilities	15,210	17,466

Other liabilities, noncurrent	975	995
Operating lease liabilities, noncurrent	5,057	5,709
Total liabilities	21,242	24,170

Total stockholders' equity	63,869	65,958
Total liabilities and stockholders' equity	$85,111	$90,128

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$14,152	$12,627	$37,997	$31,956
Cost of revenues	7,572	6,206	19,315	16,556
Gross profit	6,580	6,421	18,682	15,400
	46.5%	50.9%	49.2%	48.2%
Operating expenses:
Selling, general and administrative	5,502	4,776	16,133	11,931
Research and development	1,707	1,125	5,314	3,089
Total operating expenses	7,209	5,901	21,447	15,020

(Loss) income from operations	(629)	520	(2,765)	380
Other income and expense, net	9	(2)	12	59
(Loss) income before income taxes	(620)	518	(2,753)	439
Income tax (benefit) expense	(31)	228	(367)	506
Net (loss) income	$(589)	$290	$(2,386)	$(67)

Net (loss) income per common share:
Basic	$(0.02)	$0.01	$(0.07)	$(0.00)
Diluted	$(0.02)	$0.01	$(0.07)	$(0.00)

Weighted average common shares outstanding:
Basic	36,567	34,109	36,459	33,798
Diluted	36,567	35,271	36,459	33,798

Reconciliation of GAAP measures to non-GAAP measures

Net (loss) income	$(589)	$290	$(2,386)	$(67)
Other income and expense, net	(9)	2	(12)	(59)
Income tax (benefit) expense	(31)	228	(367)	506
Depreciation and amortization	638	401	1,920	953
Stock based compensation	355	446	1,650	956
Adjusted EBITDA	$364	$1,367	$805	$2,289